As filed with the Securities and Exchange Commission on June 20, 2014

Registration No. 333-180188

333-180187

333-105180

333-51990

33-62087

333-44333

33-57060

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-180188

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-180187

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-105180

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-51990

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 33-62087

Post Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-44333

Post Effective Amendment No. 4 to Form S-8 Registration Statement No. 33-57060

UNDER

THE SECURITIES ACT OF 1933

Zygo Corporation

(Exact name of registrant as specified in its charter)

Delaware	06-0864500
(State or other jurisdiction of incorporation)	(IRS Employer Identification Number)

c/o AMETEK, Inc.

1100 Cassatt Road

Berwyn, Pennsylvania 19312-1177

(610) 647-2121

(Address, including Zip Code, and Telephone Number, including Area Code,

of Registrant’s Principal Executive Offices)

Zygo Corporation 2012 Equity Incentive Plan

Stock Option Agreement between Zygo Corporation and Chris L. Koliopoulos

Zygo Corporation Employee Stock Purchase Plan, as amended

Zygo Corporation 2002 Equity Incentive Plan, as amended

Zygo Corporation Employee Stock Purchase Plan

Zygo Corporation Amended and Restated Non-Qualified Stock Option Plan

Zygo Corporation Non-Employee Director Stock Option Plan

(Full Title of the Plan)

Robert Feit

Senior Vice President & General Counsel

AMETEK, Inc.

1100 Cassatt Road

Berwyn, Pennsylvania 19312-1177

(610) 647-2121

(Name, Address and Telephone Number, including Area Code,

for Agent for Service)

Copies to:

Todd E. Lenson, Esq.

Stroock & Stroock & Lavan LLP

180 Maiden Lane

New York, NY 10038

(212) 806-5793

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (these “Post-Effective Amendments”), filed by Zygo Corporation, a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.10 per share (“Common Stock”) of the Company and all participations, registered under the following Registration Statements on Form S-8 filed by the Company (each, a “Registration Statement,” and collectively, the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “Commission”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements:

•	Registration Statement on Form S-8 (No. 333-180188), filed with the Commission on March 16, 2012, pertaining to the registration of 1,900,000 shares of Common Stock issuable under the Zygo Corporation 2012 Equity Incentive Plan and the Stock Option Agreement, dated as of January 18, 2010, between Zygo Corporation and Chris L. Koliopoulos.

•	Registration Statement on Form S-8 (No. 333-180187), filed with the Commission on March 16, 2012, pertaining to the registration of 2,300,000 shares of Common Stock issuable under the Zygo Corporation Employee Stock Purchase Plan, as amended, and the Zygo Corporation 2002 Equity Incentive Plan, as amended.

•	Registration Statement on Form S-8 (No. 333-105180), filed with the Commission on May 12, 2003, pertaining to the registration of 1,500,000 shares of Common Stock issuable under the Zygo Corporation 2002 Equity Incentive Plan.

•	Registration Statement on Form S-8 (No. 333-51990), filed with the Commission on December 15, 2000, pertaining to the registration of 2,000,000 shares of Common Stock issuable under the Zygo Corporation Employee Stock Purchase Plan and the Zygo Corporation Amended and Restated Non-Qualified Stock Option Plan.

•	Registration Statement on Form S-8 (No. 333-44333), filed with the Commission on January 15, 1998, pertaining to the registration of 1,400,000 shares of Common Stock issuable under the Zygo Corporation Amended and Restated Non-Qualified Stock Option Plan.

•	Registration Statement on Form S-8 (No. 33-62087), filed with the Commission on August 24, 1995, pertaining to the registration of 300,000 shares of Common Stock issuable under the Zygo Corporation Non-Employee Director Stock Option Plan.

•	Registration Statement on Form S-8 (No. 33-57060), filed with the Commission on or about January 15, 2003, pertaining to the registration of 250,000 shares of Common Stock issuable under the Zygo Corporation Amended and Restated Non-Qualified Stock Option Plan, as such Registration Statement was amended by Post-Effective Amendment No. 1 thereto, filed with the Commission on August 24, 2005, which Post-Effective Amendment pertains to the registration of 233,250 additional shares of Common Stock issuable under the Zygo Corporation Amended and Restated Non-Qualified Stock Option Plan.

On April 10, 2014, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with AMETEK, Inc., a Delaware corporation (“AMETEK”), and AMETEK Matterhorn, Inc., a Delaware corporation and wholly-owned subsidiary of AMETEK (“Merger Sub”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”). The Merger became effective on June 20, 2014 (the “Effective Time”), pursuant to a Certificate of Merger filed with the Secretary of State of the State of Delaware.

On the terms and subject to the conditions set forth in the Merger Agreement, each share of Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Common Stock owned by the Company as treasury stock or owned by AMETEK, Merger Sub or any of their respective subsidiaries, or as to which a stockholder properly demanded and perfected its appraisal rights under Delaware law) was cancelled and extinguished and converted into the right to receive the per share merger consideration of $19.25 in cash, without interest thereon and less any applicable withholding taxes. As a result of the Merger, AMETEK owns 100% of the voting securities of the Company, and the Company, as the surviving corporation, is a wholly-owned subsidiary of AMETEK.

As a result of the Merger, the Company has terminated any and all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with the undertakings made by the Company in Part II of the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance but remain unsold at the termination of the offering, the Company hereby removes from registration any and all securities of the Company registered but unsold under the Registration Statements as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Berwyn, State of Pennsylvania, on June 20, 2014.

Zygo Corporation

By:	/s/ Robert Feit
Name: Robert Feit
Title: Vice President

Note: No other person is required to sign these Post-Effective Amendments to the Registration Statements, in reliance upon Rule 478 under the U.S. Securities Act of 1933, as amended.